       As filed with the Securities and Exchange Commission on July 20, 1998.

                                                  Registration No. 33-36048

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                        -------------------------------------

                           POST-EFFECTIVE AMENDMENT NO. 2
                                         TO
                          FORM S-8 REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                        -------------------------------------

                                    SHOWBOAT, INC.
                (Exact name of registrant as specified in its charter)

                     NEVADA                          88-0090766
            (State of Incorporation)    (I.R.S. Employer Indentification No.)

                       -------------------------------------

                                  1023 Cherry Road
                              Memphis, Tennessee 38117
                                   (901) 762-8600
            (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                       -------------------------------------


                                   SHOWBOAT, INC.
                             SHOWBOAT OPERATING COMPANY
                            ATLANTIC CITY SHOWBOAT, INC.
                           1989 LONG TERM INCENTIVE PLAN
                              (Full title of the plan)

                       -------------------------------------

                                 E.O. Robinson, Jr.
                        Senior Vice President and Secretary
                                   Showboat, Inc.
                                  1023 Cherry Road
                             Memphis, Tennessee  38117
                                   (901) 762-8600
             (Name, address and telephone number of agent for service)

                                    SHOWBOAT, INC.

                     Termination of Registration Statement and
                            Deregistration of Securities

          On June 1, 1998, pursuant to an Agreement and Plan of Merger dated as of December 18, 1997, among Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), HEI Acquisition Corp., a Nevada corporation and an indirect wholly-owned subsidiary of Harrah's Entertainment, Inc. ("HEI"), and Showboat, Inc., a Nevada corporation (the "Company"), HEI merged with and into the Company (the "Merger"). In connection with the Merger, stockholders were paid $30.75 in cash per issued and outstanding share of common stock of the Company, par value $1.00 per share (the "Common Stock"), and all options under the Showboat, Inc. Showboat Operating Company, Atlantic City Showboat, Inc. 1989 Long Term Incentive Plan (the "Plan") were similarly cashed out or cancelled.

          Because all of the stock options which were granted under the Plan, and for which the related shares of Common Stock were registered on Registration Statement No. 33-36048 (the "Registration Statement"), have been exercised in full or have been cancelled in connection with the Merger, no additional shares of Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plan. As a result, the Company hereby removes from registration any and all shares of its Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 2 to effect such removal and to terminate the Registration Statement.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 20, 1998.


SHOWBOAT, INC.


By:  /s/ E.O. ROBINSON, JR.
   ---------------------------------
     E.O. Robinson, Jr.
     Senior Vice President and Secretary


     Pursuant to the requirements of the Securities Exchange Act of 1934, Showboat, Inc., this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed as of July 20, 1998 by the following persons in the capacities indicated.



/s/ PHILIP G. SATRE
------------------------------------
Philip G. Satre
Director and Chairman of the Board
(Principal Executive Officer)



/s/ COLIN V. REED
------------------------------------
Colin V. Reed
Director, Executive Vice President and Treasurer
(Principal Financial Officer)